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EXHIBIT 10.1                                         [ENTRUST TECHNOLOGIES LOGO]


April 12, 1999

Robert W. Heard
4005 Wilshire Court
Plano, TX 75023

Dear Bob,

We are pleased to confirm our verbal job offer of Senior Vice President, Marketing with Entrust Technologies Inc. (the "Company") reporting to John Ryan. Your salary, on an annualized basis, will be $175,000 US, which will be paid biweekly. Your salary and performance will be subject to review on an annual basis.

You are also eligible for an executive bonus of $85,000, annualized, and subject to meeting identified business objectives.

In addition, you will be granted an award of incentive stock options to purchase 100,000 shares of common stock of Entrust with an exercise price equal to the fair market value of the common stock on the day of grant. This award is subject to vesting and other terms of the Incentive Stock Option Agreement that will be provided to you in due course.

Benefits, payroll, and other human resource management services are provided through TriNet Employer Group, Inc. TriNet is an employer services organization contracted by the Company to perform selected employer responsibilities on our behalf. As a result of the Company's arrangement with TriNet, TriNet will be considered your employer of record for payroll, benefits, and other functions involving employer related administration, including your new hire enrollment processing. However, as Entrust is the company for which you will perform service, we will retain the right to control and direct your work, its results, and the manner and means by which your work is accomplished.

A summary of the benefit plan is enclosed. You will receive under separate cover a package that includes more complete benefit information along with certain forms that are required for employment.

With the exception of the provision for at will employment described below, Entrust Technologies Inc. and/or TriNet may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the employee handbook or as otherwise communicated to you, in whole or part, at any time, with or without notice, and Entrust Technologies Inc. may change or terminate the TriNet relationship at any time.



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As with all employees, your employment with the Company is at will. This means that your terms and conditions of employment, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties and location of work may be changed with or without cause, for any or no reason, and with or without notice. Your status as an at-will employee cannot be changed by any statement, promise, policy, course of conduct, in writing or manual except through a written agreement signed by the CEO of the company.

This employment at will offer is contingent upon the following:

 .  Your signing the following agreements and returning with your offer letter:
   Entrust's Conflict of Interest and Intellectual Property and Confidentiality. By accepting this offer of employment at will, you also agree to any terms and conditions contained in those documents as written. (included with this letter)

 . Your completing the employment application (included in separate benefits package)

 . Your ability to provide documentation to establish your identity and eligibility for employment as required under the Immigration Reform and Control Act of 1986. Please review the enclosed "List of Acceptable Documents", and provide the appropriate ones to your manager on your first day of employment. (included in separate benefits package)

 .  Copies of your degrees, diplomas, and/or certificates

 . Your taking, and receiving a negative result on, a drug screen designed to detect the current use of illegal drugs. Enclosed is an information sheet describing the drug screen procedure and the location of the lab or clinic closest to your home address. If you either, fail to take the test, or secure a positive result, you may not reapply for a twelve month period.

Your satisfactory completion of our pre-employment background investigation. The authorization form should be completed and faxed, within two business days, to Tina Trenkamp at 510/352-6480. Upon request, we will identify any consumer reporting agency involved in this process so that you may, if you wish, seek access to its records as provided under the relevant statute. (included in separate benefits package)

We believe that your abilities and our needs are compatible and that your acceptance of this offer will prove mutually beneficial. However, it is understood and agreed that your employment is terminable as the will of either party and is not an employment agreement for a year or any other specified term.
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To accept and confirm your start date or to decline this employment at will offer, please contact me at 972-943-7310 within five days of this letter's date, or Tracey Love at 972-943-7312. Please sign and return the original offer letter along with all other required documentation to Louise Boyling (return envelope will be included in benefits package) before your first day of employment.

Sincerely,

/s/ JOHN A. RYAN

John A. Ryan
President and Chief Executive Officer
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I have read, understood, and therefore, accept this offer of employment at will, as set forth above, and will report on ________________________________________.

Signature:  /s/ ROBERT W. HEARD        Date:  4/14/99
          --------------------------        --------------------------

Upon your acceptance of this offer as set forth above, please provide or confirm your social security number and date of birth. This will facilitate your enrollment on our payroll and employee benefit programs.

SS#:  ###-##-####
    --------------------------

Date of Birth: June 10, 1951
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Attachments:

Benefit Plan Summary
Conflict of Interest Agreement
Intellectual Property and Confidentiality Agreement
Drug Screen Procedures
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              INTELLECTUAL PROPERTY AND CONFIDENTIALITY AGREEMENT
              ---------------------------------------------------


In consideration of my employment by Entrust ("the Company"), I agree to the following:

1. I am under no obligation to anyone, including a former employer, which is an impediment to my entering into this Agreement or which imposes any restrictions on the activities or duties which may be assigned to me from time to time by the Company.

2. I hereby assign to and waive in favour of the Company all my rights in and to all inventions, discoveries, improvements, designs, know-how, technical or commercial information, computer programs in any form, written materials, data bases, integrated circuit topologies, plans, diagrams, drawings, models, and other items, which I may conceive, develop or reduce to practice during the period of my employment with the Company and which:

     (i) relate, directly or indirectly, to the Company's present or reasonably foreseeable business or research or development; or,

     (ii)   result from any work performed by me for the Company; or,

     (iii) are created or made using any equipment, supplies, facilities, resources, or Confidential Information of the Company;

     whether or not they are made during or after working hours, on or off the Company's premises, or alone or with others.

3. I shall make prompt and full disclosure to the Company of any of the things covered in paragraph 2. During and subsequent to my employment, I shall sign documents, and provide such assistance, as may be required by the Company to obtain, maintain, enforce, protect or grant any rights which I have assigned to or waived in favour of the Company and which the Company may desire in respect of such things in all countries of the world.

4. I shall not (except as expressly permitted by the Company in writing) at any time during and subsequent to my employment with the Company;

     (i) disclose, or authorize the disclosure, to anyone other than authorized officers or employees of the Company; or,

     (ii)   use for non-Company purposes or other non-permitted purposes;

     any of the Company's Confidential Information or any other information disclosed to the Company by a third party in circumstances which oblige the Company to protect such information from unauthorized use and/or disclosure.
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                                     - 2 -


5. "Confidential Information" for the purposes of this Agreement shall mean all information, including trade secrets, formulas, patterns, compilations, programs, devices, methods, techniques, or processes, of a business, planning, marketing, scientific, technical or other nature, that derives actual or potential value from not being generally known, or readily ascertainable.

6. I shall keep on the Company's premises (except when required elsewhere in connection with the conduct of the Company's business) and shall deliver to the Company upon termination of my employment, all things including models, circuits, instructions, drawings, notes, files, memoranda or other writings, software programs in source code or object code form, and magnetically or electronically stored information, which embody or contain any of the rights or information described in paragraphs 2 and 4 above. I further agree not to make or retain any copy, duplication, facsimile, reproduction or replication of the foregoing.

7. This Agreement shall supersede any and all previous oral or written communications, discussions or agreements between me and the Company relating to the general subject matter addressed herein.

8. I shall at any time during and subsequent to my employment with the Company reaffirm this Agreement or execute such further or other agreements with respect to the general subject matter addressed herein as the Company, or an affiliate company may from time to time require.

9. In the event that my employment by the Company is succeeded by employment with an affiliate company, the terms of this Agreement apply until an agreement relating to this subject matter is signed with the affiliate company, and if I do not execute an agreement with such affiliate company relating to this subject matter, terms identical to those set forth in this Agreement shall apply immediately in favour of such affiliate company upon commencement of my employment and until such agreement is executed with such affiliate company.


Agreed this  14  day of April   , 1999.
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ROBERT W. HEARD                        /s/ ROBERT W. HEARD
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Employee name (print)                  Employee signature
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                        CONFLICT OF INTEREST AGREEMENT
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Every director, officer, and employee will at all times, be conscious of the interests of Entrust ("the Company"), and will not:

a) appropriate or convert the Company's property, tangible or intangible, including trade secrets, confidential information, and other proprietary information;

b) offer bribes, or accept corrupt payments or other like illegal or unethical considerations;

c) accept gifts or gratuities that cannot be reciprocated in the ordinary course of business;

d)    disparage the Company or the Company's products, services or personnel;

e) influence, in a manner unfavorable to the Company, negotiations or transactions between the Company and its suppliers, contractors, customers and others, because of a personal, commercial, or financial interest in the outcome of the negotiations or transactions;

f) without prior written permission, or having previously declared the activity in a prescribed manner, serve or continue to serve as a director, officer, or employee of, or perform, directly or indirectly, services for, or act as a consultant to, a business that is or may be:

      i)    in competition with the Company; or

      ii)   a supplier of goods and/or services to the Company;

g) without prior written permission, directly or indirectly invest in, or control, an entity that:

      i)    competes or may compete with a business or activity of the Company;
            or

      ii)   is or may be a supplier of goods and/or services to the Company;

except, in the case of publicly traded shares, when the investment does not exceed five percent of the issued shares.

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                                      -2-


The above examples are merely illustrations of sources of possible conflicts. It is anticipated that the activities of directors, officers, employees, and immediate members of their families will comply with both the letter and the spirit of this Agreement.

Directors, officers, and employees will only trade in shares of securities of the Company (or of any company with which it has dealings), having full regard to the provisions of the relevant securities laws dealing with insider trading and trading in securities.



ROBERT W. HEARD                 /s/ ROBERT HEARD                4/21/99
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Employee name (print)           Employee signature              Date



                                /s/ TRACEY LOVE                 4-21-99
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Witness name (print)            Witness Signature               Date